Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Execution Version

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

Between

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

(referred to as the Ceding Company)

and

CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

(referred to as the Reinsurer)

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- ii -

Section 11.15.	Treatment of Confidential Information	51
Section 11.16.	Incontestability	52

INDEX OF SCHEDULES AND EXHIBITS

Schedule A	Expense Allowances
Schedule B	Investment Guidelines
Schedule C	Types of Reinsured Contracts
Schedule D	Seriatim File
Schedule E-1 Schedule E-2	Required Balance Model and Calculation Methodologies Milliman CTE Model and Calculation Methodologies
Schedule F-1 Schedule F-2	Reinsurer Sensitivity Grid Ceding Company Sensitivity Grid
Schedule G-1 Schedule G-2 Schedule G-3	Risk Management Policy FMV Derivatives Report Daily Derivatives Report
Schedule H	Recapture Terminal Settlement
Schedule I	Termination Terminal Settlement
Schedule J	Separate Accounts
Schedule K	Fair Market Value Methodologies
Schedule L Schedule M Schedule N Schedule O Schedule P	Permitted Replacement Programs, Exchange Programs and Buyout Programs Reserve Grade-In Ceding Company Reporting Exceptions Risk Management Policy Compliance

Exhibit 1 Exhibit 2	Form of Settlement Statement Form of Trust Agreement
Exhibit 3	Form of Guarantee

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COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on June 1, 2021 (the “Closing Date”) and effective as of the Effective Time by and between Equitable Financial Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and Corporate Solutions Life Reinsurance Company, a Delaware-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”

WHEREAS, Equitable Holdings, Inc., Venerable Insurance and Annuity Company and, solely with respect to Article XIV thereof, Venerable Holdings, Inc., a Delaware corporation (“Venerable Holdings”), have entered into a Master Transaction Agreement dated as of October 27, 2020 (the “Master Transaction Agreement”);

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, Venerable Holdings and VA Capital Company LLC, a Delaware limited liability company (“VA Capital”), will enter into the Guarantee (as defined below) pursuant to which Venerable Holdings and any additional Guarantor (as defined below) under the Guarantee will guaranty the Reinsurer’s payment obligations to the Ceding Company hereunder.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.    Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Additional Consideration” has the meaning set forth in Section 3.2.

“Adjusted Month-End Required Balance” has the meaning set forth in Section 5.8(a).

“Adjusted Net Worth” means, with respect to any Person, all of the assets of such Person minus all of the liabilities of such Person; provided, that for purposes of calculating the assets of such Person, the value of any Subsidiary of such Person that is a licensed insurance company shall be equal to the “total adjusted capital” of such Subsidiary, as calculated in accordance with the statutory accounting principles applicable to such Subsidiary as of such date.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that, following the Closing Date, with respect to the Ceding Company, “Affiliate” means Equitable Holdings, Inc. and its direct and indirect Subsidiaries, but, for the avoidance of doubt, does not include the Reinsurer.

“Affiliate Retrocessionaire” means any Retrocessionaire that is Affiliated with the Reinsurer at the time of the initial retrocession or any time thereafter.

“Agreement” has the meaning set forth in the preamble.

“Allocated Premium Taxes” means, in respect of any Monthly Accounting Period, Premium Taxes allocable to the Reinsured Contracts which shall be an amount equal to the Premiums received under the Reinsured Contracts in such Monthly Accounting Period multiplied by 1.2 basis points; provided, however, the Parties agree to increase or decrease this amount, as appropriate, should either (i) any jurisdictions which do not as of the Effective Time impose a Premium Tax on annuities adopt such a tax following the Effective Time or (ii) any jurisdictions which do as of the Effective Time impose a Premium Tax on annuities no longer impose such a tax following the Effective Time.

“Applicable Tax Gross-Up Percentage” means one minus the highest federal tax rate applicable to United States corporations as of the Effective Time or, in the event of a recapture or termination, the Recapture Date or Termination Date, as applicable.

[***]

“Benefit Base” means the guaranteed balance (as described in the applicable prospectus) used to determine claims payable to Policyholders of the Reinsured Contracts under guaranteed minimum income benefit provisions of the Reinsured Contracts in deferred status.

“Books and Records” means all books and records that relate to the Reinsured Contracts and the Separate Accounts, including administrative records, claim records, sales records, underwriting records, financial records, reinsurance records, compliance records and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to the corporate organization or capitalization of Ceding Company or its Affiliates, tax returns or records, records of any employee of Ceding Company or its Affiliates, benefit plan records with respect to any employee of Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Capital Reporting Deadline” means, with respect to a calendar month other than the last month of a calendar year, the date that is thirty (30) calendar days after the end of such calendar month, and with respect to the last calendar month of a calendar year, the date that is sixty (60) calendar days after the end of such calendar month; provided, however, that in the event the RBC

Ratio of the Reinsurer or any Affiliate Retrocessionaire as of any calendar month-end other than a calendar month-end that is also a calendar year-end was below the amount described in clause (b) of the definition of “FMV Triggering Event” or in clause (b) of the definition of “Recapture Event,” the Capital Reporting Deadline for the Reinsurer or such Affiliate Retrocessionaire, as applicable, for the following calendar month (regardless of whether such calendar month end-date is also the last calendar month of a calendar year) shall be the date that is twenty (20) calendar days after the end of such calendar month.

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Ceding Company” has the meaning set forth in the preamble.

[***]

“Ceding Company Domiciliary State” means the State of New York, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.

[***]

“Ceding Company Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.

“Ceding Company Sensitivity Grid” has the meaning set forth in Schedule F-2.

“Ceding Company Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP that would be applicable to Ceding Company (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2019)), as calculated as of such date (without giving effect to this Agreement) using the same process and methodologies for modeling and setting assumptions as used by the Ceding Company in calculating the statutory reserves of the Ceding Company’s variable annuity business that is not reinsured hereunder or reinsured to a third party under any other agreement; provided, however, that Ceding Company Statutory Reserves shall at all times (i) be calculated on a stand-alone basis without regard to any other business of the Ceding Company and (ii) include any additional reserves that would be required as a result of stand-alone asset adequacy testing for the General Account Liabilities if they were not reinsured. For this purpose, stand-alone asset adequacy testing shall reflect assets and derivative positions consistent with how the General Account Liabilities would be managed if they were not reinsured.

“Ceding Commission” means $105,000,000.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the United States Internal Revenue Code of 1986.

“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile.

[***]

“Confidential Information” with respect to a Party, means any and all information provided by, made available by or obtained on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Non-Public Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; and provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“CTEX Amount” means, as of any date of determination, an amount equal to the arithmetic mean of the statutory carrying value of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) as defined in the VM-21 guidelines relating to the Reinsured Contracts (other than with respect to which periodic contract payments are being made as of the applicable date of determination) in the worst Y of the 1,000 statutory stochastic capital market scenarios determined in accordance with the Required Balance Model and Calculation Methodologies, where (a) X is 70 as of the Effective Time but will be adjusted in accordance with Schedule E-1 and (b) Y is equal to the sum of (i) 1,000 minus (ii) the product of X as of such date of determination and 10.

“DAC Tax Election” has the meaning specified in Section 10.2(a).

[***]

“Daily Derivatives Report” has the meaning set forth in [***].

[***]

“Derivative Collateral Account” has the meaning set forth in the Trust Agreement.

[***]

“Designated Administrative Account” means a bank account of the Ceding Company at a bank reasonably acceptable to the Reinsurer to be used by the Ceding Company to pay General Account Liabilities.

“Discovered Contract” has the meaning specified in Section 2.7(a).

“Discovered Contract Transfer Amount” means, with respect to all of the Discovered Contracts transferred pursuant to Section 2.7(a), in the aggregate, the sum of the following amounts: (a) the difference between (i) the Quota Share of the Milliman CTE61.1 Amount in respect of the Reinsured Risks, inclusive of all of the Discovered Contracts, minus (ii) the Quota Share of the Milliman CTE61.1 Amount in respect of the Reinsured Risks, excluding all of the Discovered Contracts, in the case of each of (i) and (ii), determined as of the Discovered Contract Transfer Time and in accordance with the Milliman CTE Model and Calculation Methodologies that were used to calculate the Milliman CTE61.1 Amount transferred at the Effective Time; plus (b) the Quota Share of the Existing IMR Amount determined solely in respect of such Discovered Contracts as of the Discovered Contract Transfer Time, divided by the Applicable Tax Gross-Up Percentage; plus (c) the Transaction IMR Amount determined solely in respect of such Discovered Contracts as of the Discovered Contract Transfer Time, divided by the Applicable Tax Gross-Up Percentage; minus (d) the Policy Loan Balance determined solely in respect of such Discovered Contracts as of the Discovered Contract Transfer Time; minus (e) the amount of Uncollected/Deferred Premiums determined solely in respect of such Discovered Contracts as of the Discovered Contract Transfer Time.

“Discovered Contract Transfer Time” means, with respect to Discovered Contracts transferred pursuant to Section 2.7(a), 12:01 a.m. (New York time) on the date that is one hundred and eighty (180) calendar days after the Effective Time.

[***]

“Effective Time” means 12:01 a.m. (New York time) on June 1, 2021.

“Eligible Assets” has the meaning set forth in Section 5.4.

“Estimated Closing Statement” has the meaning specified in the Master Transaction Agreement.

“Estimated Initial Premium” has the meaning specified in the Master Transaction Agreement.

“Estimated Initial Required Balance” has the meaning specified in the Master Transaction Agreement.

“Estimated Recapture Terminal Settlement” has the meaning set forth in Section 8.4(a).

“Estimated Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(a).

“Estimated Termination Terminal Settlement” has the meaning set forth in Section 8.6(a).

“Estimated Termination Terminal Settlement Statement” has the meaning set forth in Section 8.6(a).

“Ex Gratia Payments” means a payment that is both (a) outside the terms and conditions of the applicable Reinsured Contract and (b) made by or on behalf of the Ceding Company without the consent of the Reinsurer. For the avoidance of doubt, payments made in accordance with Section 4.3(b) or Section 4.3(c) shall not be considered Ex Gratia Payments and shall be deemed Reinsured Liabilities hereunder.

“Excluded Liabilities” means (a) any and all Ceding Company Extra-Contractual Obligations, (b) any and all Liabilities resulting from changes to the terms and conditions of any Reinsured Contract after the Effective Time to the extent such changes are in violation of Section 2.2, and (c) any Ex Gratia Payments made by or on behalf of the Ceding Company.

“Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the Reinsured Risks as of the Closing Date (but prior to the transfer of assets by the Ceding Company pursuant to Section 3.1(b)), determined in accordance with SAP applicable to the Ceding Company.

“Expense Allowances” means, for each Monthly Accounting Period, an amount determined in accordance with Schedule A.

“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the terms and conditions and within the policy limits of the Reinsured Contracts), including any loss in excess of the limits arising under or covered by any Reinsured Contract, any Liabilities for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Contracts, including (a) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts, (d) the failure of the Reinsured Contracts to qualify for their intended tax status, or (e) any fines, penalties, Taxes, fees, forfeitures, or other damages with respect to escheat or unclaimed property Liabilities arising under or relating to the Reinsured Contracts.

“Fair Market Value” means, with respect to any asset, the value thereof calculated in accordance with the methodology set forth on Schedule K.

[***]

“FMV Triggering Event” means any of the following occurrences:

(a)    the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status as of any calendar year-end is below [***]% and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Affiliate Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties; provided, further, that (i) if the Required Balance with respect to Reinsured Contracts in payout status as of any date of determination is greater than or equal to [***]% of the aggregate Required Balance as of such date and (ii) the CTEX Amount in respect of the Reinsured Contracts in pre-payout status as of such date is less than $[***], then the RBC Ratio for purposes of this clause (a) shall be [***]%;

(b)    the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status is below [***]% for two consecutive calendar month-end dates, and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties; provided, further, that (i) if the Required Balance with respect to Reinsured Contracts in payout status as of any date of determination is greater than or equal to [***]% of the aggregate Required Balance as of such date, and (ii) the CTEX Amount in respect of the Reinsured Contracts in pre-payout status as of such date is less than $[***], then the RBC Ratio for purposes of this clause (b) shall be [***]%;

(c)    the Adjusted Net Worth of all Guarantors in the aggregate is less than the product of (i) $[***] million and (ii) the In-Force Percentage;

(d)    there has been a failure by the Reinsurer (i) to timely pay Net Settlement amounts in accordance with Section 3.3(a) or Section 3.3(c) and such breach has not been cured within [***] calendar days after written notice thereof from the Ceding Company; or (ii) to timely fund the Trust Account in accordance with Sections 5.8(f)(i)(1) or 5.8(f)(ii)(1), as applicable, and such breach has not been cured within [***] Business Days, provided, that such [***] Business Day cure period shall only apply if (A) by 9:00 a.m. (New York time) on the Business Day immediately following such breach, the Reinsurer provides to the Ceding Company a Daily Derivatives Report demonstrating the Reinsurer’s compliance with the Risk Management Policy as of the close of business on the day that is two Business Days prior to such Business Day and (B) by 1:00 p.m. (New York time) on the Business Day immediately following such breach and on each subsequent Business Day during such cure period, the Reinsurer provides to the Ceding Company a Daily Derivatives Report demonstrating the Reinsurer’s compliance with the Risk Management Policy (as determined in accordance with Schedule P) as of the close of business on the immediately preceding Business Day;

(e)    a Reserve Credit Triggering Event has occurred; or

(f)    the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.

“Funding Reports” has the meaning set forth in Section 5.8(c).

[***]

“General Account Liabilities” means all Liabilities of the Ceding Company (and with respect to clause (c) of this definition, all Liabilities of any of its Affiliates arising out of or resulting from the Reinsured Contracts, but excluding Separate Account Liabilities and Excluded Liabilities, whether incurred before, at or after the Effective Time, calculated in accordance with the Ceding Company Domiciliary State SAP. Without limiting the foregoing, “General Account Liabilities” shall include, but not be limited to, any and all of the following Liabilities, but excluding Separate Account Liabilities and Excluded Liabilities:

(a)    all Liabilities for (i) claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, policy loans, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, guaranteed minimum income benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments, and any other settlement options), unearned premiums, and other contract benefits, in each case, arising under the terms and conditions of the Reinsured Contracts and whether such amounts are escheated or paid to policyholders or beneficiaries of the Reinsured Contracts and (ii) claim expenses (including all reasonable litigation expenses related thereto);

(b)    all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted or required by Section 2.2;

(c)    all commissions, expense allowances, other compensation and obligations payable to Producers with respect to premium paid under the Reinsured Contracts;

(d)    all assessments and similar charges payable on or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings occurring before, on or after the Effective Time;

(e)    all Allocated Premium Taxes;

(f)    all Liabilities which relate to Reinsured Contracts that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above); and

(g)    all Reinsurer Extra-Contractual Obligations.

“Grade-In Period” has the meaning set forth in Schedule M.

“Grade-In Ratio” has the meaning set forth in Schedule M.

“Grade-In Valuation Date” has the meaning set forth in Schedule M.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” means that certain Guarantee, dated as of the date hereof, by Venerable Holdings and VA Capital in favor of the Ceding Company, substantially in the form attached as Exhibit 3.

“Guarantor” means Venerable Holdings and any additional “Guarantor” under the Guarantee.

[***]

“IMR” means an interest maintenance reserve.

“IMR Amount” means (a) the Existing IMR Amount plus (b) the Transaction IMR Amount plus (c) the Post-Closing Date IMR Amount.

“In-Force Percentage” means, as of any date of determination, the number of in-force Reinsured Contracts as of such date divided by the number of in-force Reinsured Contracts as of the Effective Time.

“Indemnitee” means a Ceding Company Indemnified Party or Reinsurer Indemnified Party, in each case, which is entitled to indemnification under this Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 5.8(h).

“Independent Actuary” has the meaning set forth in Section 5.8(h).

“Initial Premium” has the meaning set forth in Section 3.1(a).

“Initial Required Balance” means the Required Balance as of the Closing Date.

“Insolvency” has the meaning set forth in Section 5.7(a).

“Insurance Regulator” means, with respect to any insurance or reinsurance company, the insurance regulator of the jurisdiction of domicile of such insurance or reinsurance company.

“Interest Rate” means the sum of (a) one hundred (100) basis points (expressed as a rate per annum) plus (b) the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal, for each of the days in the applicable period, but in any event not less than zero (0).

[***]

“Investment Guidelines” means the Investment Guidelines set forth in Schedule B.

“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Listed Instrument” means a derivative that is listed and trades on a regulated exchange.

“Losses” means any and all damages, judgments, awards, liabilities, losses, Taxes, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) other than amounts constituting special or punitive damages, except to the extent that any such damages are recovered against an Indemnitee pursuant to a third party claim.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

“Milliman CTE Model and Calculation Methodologies” means the principles, practices and methodologies set forth on Schedule E-2.

“Milliman CTE61.1 Amount” means, as of any date of determination, an amount equal to the arithmetic mean of the statutory carrying value of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) as defined in the VM-21 guidelines relating to the Reinsured Contracts (other than with respect to which periodic contract payments are being made as of the applicable date of determination) in the worst [***] of the 1,000 statutory stochastic capital market scenarios determined in accordance with the Milliman CTE Model and Calculation Methodologies.

“Month-End Required Balance” has the meaning set forth in Section 5.8(a).

“Month-End Required Balance Report” has the meaning set forth in Section 5.8(a).

“Monthly Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.

“Monthly Funding Date” means, in respect of each Month-End Required Balance Report delivered by the Reinsurer to the Ceding Company in accordance with Section 5.8, the Business Day on which the Ceding Company receives such Month-End Required Balance Report.

“Monthly Funding Limit” means (a) for the period commencing on the Closing Date and ending on December 31, 2021, $19.8 million per month and (b) for each calendar year thereafter, the excess (if any) for the immediately preceding calendar year of (i) the average amount of monthly General Account Liabilities paid, over (ii) the average amount of monthly Premium payments (other than Premiums allocated to the Separate Accounts) received under the Reinsured Contracts; provided, that, in each case, the Ceding Company may propose to the Reinsurer to increase the Monthly Funding Limit for one or more months to accommodate reasonable seasonal experience or other factors, and the Reinsurer’s consent to any such proposal shall not be unreasonably withheld, delayed or conditioned.

“Monthly Net Settlement” has the meaning set forth in Section 3.3(c).

“Monthly Settlement Statement” has the meaning set forth in Section 3.3(c).

“Net Settlement” has the meaning set forth in Section 3.3(c).

“Non-Guaranteed Elements” means the cost of insurance charges, credited interest rates, mortality and expense charges, administrative expense risk charges, lump sum payment options, policy loads and any other policy features that are subject to change by the Ceding Company, and those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives, including (a) “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; and (b) “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); provided, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”; and, provided, further, that “Non-Public Personal Information” does not include de-identified personal data, (i.e., information that does not identify, or could not reasonably be associated with, an individual).

[***]

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 6, column 1 of the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2019), net of any unearned policy loan interest on such loans but including any due and accrued interest thereon.

“Policyholder” means the holder of any Reinsured Contract.

“Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the Reinsured Contracts determined in accordance with SAP applicable to the Ceding Company.

[***]

“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts by any Governmental Authority.

“Premiums” means premiums, considerations, policy loan repayments, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.

“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of Seller or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.

“Quarterly Risk Management Report” has the meaning set forth in Section 2.11(a).

“Quota Share” means one hundred percent (100%).

“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100; provided, that any calculation of the RBC Ratio (i) as of a calendar month-end other than the last day of a calendar year or (ii) as of the last day of a calendar year where such calculation is required to be provided within twenty (20) calendar days pursuant to the definition of “Capital Reporting Deadline,” shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.

“Recapture Date” has the meaning set forth in Section 8.3(b).

[***]

“Recapture Notice” has the meaning set forth in [***].

“Recapture Terminal Settlement” has the meaning set forth in Section 8.4(b).

“Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(b).

“Recapture Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the date of payment of the Recapture Terminal Settlement, Termination Terminal Settlement or Terminated Contract Transfer Amount, as applicable, as a direct result of the transfer of assets by the Reinsurer to the Ceding Company pursuant to Section 8.4(a) or (d), Section 8.6(a) or (d) or Section 2.7(c), as applicable, determined in accordance with SAP applicable to the Ceding Company.

“Recapture Triggering Event” means any of the following occurrences:

(a)    the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status as of any calendar year-end is below [***]% and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Affiliate Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;

(b)    the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status is below [***]% for two consecutive calendar month-end dates, and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Affiliate Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;

(c)    the Adjusted Net Worth of all Guarantors in the aggregate is less than the product of (i) $[***] and (ii) the In-Force Percentage;

(d)    there has been a failure by the Reinsurer (i) to timely pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) or Section 3.3(c) in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund in accordance with Sections 5.8(f)(i)(1) or 5.8(f)(ii)(1), as applicable, that has not been cured, exceeds $[***], and the Reinsurer’s failure to pay undisputed Net Settlements has not been cured within [***] calendar days after written notice thereof from the Ceding Company; or (ii) to timely fund the Trust Account in accordance with Sections 5.8(f)(i)(1) or 5.8(f)(ii)(1), as applicable, in an aggregate amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay in accordance with Section 3.3(a) or Section 3.3(c) that has not been cured, exceeds [***], and the Reinsurer’s failure to fund the Trust Account has not been cured within [***] Business Days, provided, that such [***] Business Day cure period shall only apply if (A) by 9:00 a.m. (New York time) on the Business Day immediately following such breach, the Reinsurer provides to the Ceding Company a Daily Derivatives Report demonstrating the Reinsurer’s compliance with the Risk Management Policy as of the close of business on the day that is two Business Days prior to such Business Day; (B) by 1:00 p.m. (New York time) on the Business Day immediately following such breach, the Reinsurer provides to the Ceding Company an attestation that the Reinsurer intends to fully fund the Trust Account by the end of the cure period and (C) by 1:00 p.m. (New York time) on the Business Day immediately following such breach and on each subsequent Business Day during such cure period until such breach is cured, the Reinsurer provides to the Ceding Company a Daily Derivatives Report demonstrating the Reinsurer’s compliance with the Risk Management Policy (as determined in accordance with Schedule P) as of the close of business on the immediately preceding Business Day;

(e)    a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timelines in Article V;

(f)    the Reinsurer or a Guarantor has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; or

(g)    the Reinsurer provides notice pursuant to Section 2.13 that it proposes to enter into a Significant Transaction.

“Reference Statutory Reserves” has the meaning set forth in Schedule M.

“Reinsured Contracts” means (a) those variable annuity contracts of the types described on Schedule C and listed in the seriatim file set forth in Schedule D and are not in payout status as of the Effective Time, and (b) Discovered Contracts that have been reinsured pursuant to Section 2.7, in each case of (a) and (b), including all binders, slips, certificates, applications therefor, supplements, endorsements, settlement options and riders thereto issued or entered into in connection with such contracts.

“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities; provided, that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.

“Reinsured Risks” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the preamble.

[***]

“Reinsurer Domiciliary State” means the State of Delaware, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.

“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations that arise out of or relate to (a) any act, error or omission taken by the Ceding Company or any of its Affiliates at the written direction or request or with the written consent of the Reinsurer; or (b) any act, error or omission taken by the Reinsurer or any of its Affiliates.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

“Reinsurer Sensitivity Grid” has the meaning set forth in Schedule F-1.

“Reinsurer Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated under the Reinsurer Domiciliary State SAP that would be applicable to the Reinsurer (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2019)), as calculated as of such date (without giving effect to any retrocession by the Reinsurer of any Reinsured Risks).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Required Balance” means [***]

“Regulation 114 Assets” has the meaning set forth in Section 5.4.

“Required Balance Model and Calculation Methodologies” means the principles, practices and methodologies set forth on Schedule E-1.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.

“Reserve Credit Triggering Event” means that a Reserve Credit Event has occurred and is continuing as of the third (3rd) Business Day prior to the end of the calendar quarter during which such Reserve Credit Event occurred.

“Restricted Asset” has the meaning set forth in the Trust Agreement.

“Restricted Asset Exceptions” has the meaning set forth in the Trust Agreement.

“Retrocessionaire” means any Person to whom the Reinsurer retrocedes the Reinsured Risks.

“Risk Management Policy” has the meaning set forth in Section 2.11(a).

“SAP” means, with respect to either Party, the statutory accounting principles prescribed or permitted by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.

“Security Funding Date” means any [***] or Monthly Funding Date, as applicable.

“Separate Account Charges” has the meaning set forth in Section 3.2(b).

“Separate Account Liabilities” has the meaning set forth in Section 2.10.

“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2019)), calculated in accordance with the Ceding Company Domiciliary State SAP.

“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to the Reinsured Contracts identified in Schedule J.

“Significant Transaction” has the meaning set forth in Section 2.13.

“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Ceding Company, consistently applied.

“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Governmental Authority charged with supervision of such Person.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Tax” or “Taxes” has the meaning specified in the Master Transaction Agreement.

“Terminated Contract” has the meaning specified in Section 2.7(c).

“Terminated Contract Transfer Amount” means, with respect to each Terminated Contract transferred pursuant to Section 2.7(c), the sum of the following amounts to the extent related to such Terminated Contract: (a) an amount equal to the difference between (i) the Quota Share of the Milliman CTE61.1 Amount in respect of the Reinsured Risks, inclusive of the Terminated Contract, minus (ii) the Quota Share of the Milliman CTE61.1 Amount in respect of the Reinsured Risks, excluding such Terminated Contract, in the case of each of (i) and (ii), determined as of the date such Terminated Contract is identified and in accordance with the Milliman CTE Model and Calculation Methodologies that were used to calculate the Milliman CTE61.1 Amount transferred at the Effective Time; plus (b) solely to the extent the IMR Amount with respect to such Terminated Contract may, in the Reinsurer’s reasonable judgment, be released on the Reinsurer’s statutory financial statements due to such Terminated Contract ceasing to be a Reinsured Contract, the Quota Share of the Unamortized IMR Amount determined solely in respect of such Terminated Contract as of the date such Terminated Contract was identified, divided by the Applicable Tax Gross-Up Percentage; plus (c) solely to extent that the IMR Amount with respect to such Terminated Contract can, in the Reinsurer’s reasonable judgment, be released on the Reinsurer’s statutory financial statements and such IMR Amount is required to be established on the Ceding Company’s statutory financial statements, the Recapture Transaction IMR Amount determined solely in respect of such Terminated Contract, if any, as of the date the applicable Terminated Contract Transfer Amount was paid, divided by the Applicable Tax Gross-Up Percentage; plus (d) the Quota Share of the Additional Consideration actually received by the Reinsurer in respect of such Terminated Contract from and after the Effective Time; minus (e) the Quota Share of the General Account Liabilities actually paid by the Reinsurer in respect of such Terminated Contract from and after the Effective Time; minus (f) the Expense Allowance for such Terminated Contract from and after the Effective Time, in the case of (d), (e) and (f) until the date the Terminated Contract Transfer Amount is paid to the Ceding Company.

“Termination Date” has the meaning set forth in Section 8.5(b).

“Termination Terminal Settlement” has the meaning set forth in Section 8.6(b).

“Termination Terminal Settlement Statement” has the meaning set forth in Section 8.6(b).

“Termination Triggering Event” means there has been a failure by the Ceding Company to pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) or Section 3.3(c) in an aggregate amount in excess of [***], and such breach has not been cured within ten (10) calendar days after notice thereof from the Reinsurer.

“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state.

“Transaction Agreements” means, collectively, this Agreement, the Master Transaction Agreement, the Trust Agreement and the Guarantee.

[***]

“Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the Closing Date as a direct result of the transfer of assets by the Ceding Company to the Reinsurer pursuant to Section 3.1(a), determined in accordance with SAP applicable to the Ceding Company.

“Transferred Assets” has the meaning set forth in the Master Transaction Agreement.

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

“Trust Adjustment Threshold” has the meaning set forth in Section 5.8(f)(i)(1).

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee, substantially in the form attached as Exhibit 2.

“Trustee” means the trustee under the Trust Agreement.

“Unamortized IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Ceding Company.

“Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums in the course of collection in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.1, column 1 in the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2019), plus (ii) deferred premiums booked but deferred and not yet due in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.2, column 1 in the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2019).

“VA Capital” has the meaning set forth in the Recitals.

“Valuation Date” has the meaning set forth in Section 5.8(d).

“Venerable Holdings” has the meaning set forth in the Recitals.

“Weekly Accounting Period” means each successive calendar week during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.

“Weekly Net Settlement” has the meaning set forth in Section 3.3(a).

“Weekly Settlement Statement” has the meaning set forth in Section 3.3(a).

ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1.    Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities, in each case, that have not been paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.

Section 2.2.    Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in advance in writing, (b) for any changes initiated by the applicable Policyholder of any Reinsured Contract pursuant to the terms of such Reinsured Contract or (c) for any changes mandated by any Governmental Authority or applicable Law, the Ceding Company shall not change the terms of any Reinsured Contract. This Section 2.2 shall not apply to any changes to Non-Guaranteed Elements, which shall be governed exclusively by Section 2.8.

Section 2.3.    Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.

Section 2.4.    Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5.    Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

Section 2.6.    Reinstatements. If any Reinsured Contract that has lapsed is subsequently reinstated prior to the termination of this Agreement, the reinsurance for such Reinsured Contract under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Contract.

Section 2.7.    Discovered In-Force Policies and Lapsed Policies.

(a)    Subject to Section 2.7(b), if during the first six (6) months following the Closing Date either the Ceding Company or the Reinsurer discovers one or more policies, contracts or other evidences of insurance of the type described on Schedule C as being included as a Reinsured Contract but was not included as a Reinsured Contract on Schedule D (a “Discovered Contract”), such Party shall promptly notify the other Party in writing of the existence of such Discovered Contract(s). If the aggregate number of Discovered Contracts (by policy count) identified during such six (6) month period following the Closing Date is less than [***] of the aggregate number of Reinsured Contracts (by policy count) ceded as of the Effective Time, then each Discovered Contract identified during such six (6) month period shall be reinsured under this Agreement as a Reinsured Contract as described in this Section 2.7(a). The Ceding Company shall calculate, and the Parties shall mutually agree upon, the Discovered Contract Transfer Amount for all Discovered Contracts to be reinsured. The effective date with respect to the transfer of any Discovered Contract pursuant to this Section 2.7(a) shall be the Discovered Contract Transfer Time. With respect to any Discovered Contracts ceded pursuant to this Section 2.7(a), the Ceding Company shall transfer to the Trust Account cash and/or other Eligible Assets having a Fair Market Value equal to such Discovered Contract Transfer Amount within five (5) Business Days of the Discovered Contract Transfer Time.

(b)    If (i) the Ceding Company or the Reinsurer discovers any Discovered Contracts at any time on or after the day that is six (6) months after the Closing Date, or (ii) the aggregate number (by policy count) of Discovered Contracts identified by the Ceding Company during the six (6) month period following the Closing Date is greater than [***] of the aggregate number (by policy count) of Reinsured Contracts ceded as of the Effective Time, then, in each case, the Reinsurer shall have the option, in its sole discretion, to determine whether to reinsure any such Discovered Contracts. In the event Reinsurer elects such option, the Parties will use reasonable best efforts and reasonably cooperate to develop and implement an agreement to transfer the Discovered Contracts, including with respect to the amounts and assets to be transferred.

(c)    If, at any time following the Closing Date, either the Ceding Company or the Reinsurer finds that a policy listed on Schedule D had terminated prior to the Effective Time (a “Terminated Contract”), such Party shall promptly notify the other Party in writing of the existence of such Terminated Contract. Any Terminated Contract discovered during such period shall be deemed to be removed from Schedule D. The Ceding Company shall calculate, and the Parties shall mutually agree upon, the Terminated Contract Transfer Amount for such Terminated Contract. The Reinsurer shall transfer to the Ceding Company cash and/or other Eligible Assets having a Fair Market Value equal to such Terminated Contract Transfer Amount within five (5) Business Days after the calculation thereof. The effective date with respect to the transfer of any Terminated Contract pursuant to this Section 2.7(c) shall be the date assets in the relevant amount in respect thereof are transferred to the receiving Party.

Section 2.8.    Non-Guaranteed Elements. From and after the Closing Date, the Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Reinsured Contracts, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges. The Ceding Company shall fully consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations. The Ceding Company shall (a) consult with the Reinsurer periodically on the setting of Non-Guaranteed Elements prior to making any material changes thereto and (b) other than as set forth in this Section 2.8, set Non-Guaranteed Elements in a manner consistent in all material respects with the manner in which the Ceding Company sets non-guaranteed elements with respect to its variable annuity contracts that are not reinsured to the Reinsurer or any other third party.

Section 2.9.    Retrocession.

(a)    The Reinsurer may retrocede the Reinsured Risks with respect to Reinsured Contracts that are not in payout status to (i) U.S. domiciled insurance companies that are Affiliated with the Reinsurer with an RBC Ratio of [***]% or higher at the time of such retrocession and (ii) insurance companies that are not domiciled in the U.S. or are not Affiliated with the Reinsurer only with the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed and acknowledged by the Parties that it would not be unreasonable for the Ceding Company to withhold its consent to any retrocession if the Retrocessionaire has not agreed to include in its retrocession agreement with the Reinsurer all of the provisions in Section 2.11(b) as if such Retrocessionaire was an Affiliate Retrocessionaire); provided, that, with respect to any retrocession contemplated in clause (i) or (ii), the Reinsurer shall retain net for its own account (and not reinsured or retroceded) at least ten percent (10%) of the Reinsurer Statutory Reserves. The Reinsurer shall cause any Retrocessionaire with respect to Reinsured Contracts that are not in payout status to agree to all of the foregoing restrictions in this Section 2.9(a) and shall use its reasonable best efforts to enforce such provisions. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the New York State Department of Financial Services, the Reinsurer shall not retrocede any of the Reinsured Risks to a captive reinsurer.

(b)    The Reinsurer may retrocede the Reinsured Risks with respect to Reinsured Contracts that are in payout status to any insurance company with (i) both (A) an RBC Ratio of [***]% or higher at the time of such retrocession and (B) a financial strength rating of at least [***] (or the equivalent thereof) as assigned by any nationally recognized statistical rating organization at the time of such retrocession or (iii) the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed). The Reinsurer shall cause any Retrocessionaire with respect to Reinsured Contracts that are in payout status to agree to the foregoing restrictions in this Section 2.9(b) and shall use its reasonable best efforts to enforce such provisions.

(c)    Except as set forth in this Section 2.9, the Reinsurer may not retrocede or otherwise transfer all or any portion of the Reinsured Risks. For the avoidance of doubt, no retrocession by the Reinsurer of any Reinsured Risks shall relieve the Reinsurer of any of its obligations under this Agreement or the Trust Agreement.

(d)    For Retrocessionaires that are not domiciled in the U.S., the RBC Ratio requirements in this Section 2.9 shall refer to equivalent capital adequacy ratios determined under the laws of such Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties prior to any such retrocession.

Section 2.10.    Separate Accounts. Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts. From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Closing Date pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Net Settlement, and all amounts to be paid with respect to surrenders, annuitization payments, death benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated. For the avoidance of doubt, Separate Account Liabilities exclude any Excluded Liabilities. As of the Closing Date, the Parties will record on their respective books and records an initial modco reserve adjustment to the extent necessary to reflect the cession of the Separate Account Liabilities hereunder on a modified coinsurance basis.

Section 2.11.    Risk Management.

(a)    During the term of this Agreement, the Reinsurer shall implement a risk management policy consistent with the principles agreed by the Parties and set forth on Schedule G-1 (the “Risk Management Policy”). Following the Closing Date, the Reinsurer shall have the right to make changes to the Risk Management Policy; provided, that, without the Ceding Company’s prior written consent, such changes may not, individually or in the aggregate, reduce in any material respect the protections afforded to the Ceding Company by the Risk Management Policy in effect as of the Closing Date (it being agreed and acknowledged by the Parties that any changes to Section 1 of Schedule G-1 (titled Specific Risk Controls Added in Respect of the Agreement), including any of the shock scenarios or the modeling methodology with which the shock scenarios are run, would materially reduce the protections afforded to the Ceding Company by the Risk Management Plan); provided, further, that the Ceding Company’s consent shall not be required for changes to the Risk Management Policy during any period in which the aggregate Benefit Base under all in-force Reinsured Contracts is less than $[***]. No later than thirty (30) calendar days after the end of each calendar quarter, the Reinsurer shall provide to the Ceding Company a report (a “Quarterly Risk Management Report”) that (i) demonstrates to the reasonable satisfaction of the Ceding Company the effectiveness of the Reinsurer’s Risk Management Policy (A) during the preceding calendar quarter and (B) with respect to the occurrence of the capital markets and interest rate scenarios set forth in Schedule G-1 assuming the occurrence of such scenarios during the calendar quarter in which the report is provided and (ii) includes a certification from the Reinsurer that (A) the Reinsurer is in compliance in all material respects with its then-current Risk Management Policy and (B) such Risk Management Policy provides in all material respects the same protections afforded to the Ceding Company by the Risk Management Policy in effect as of the Closing Date. In addition, the Reinsurer shall provide written notice to the Ceding Company at any time that the Reinsurer fails to comply in any material respect with its Risk Management Policy within two (2) Business Days after it becomes aware of such failure. The Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the Reinsurer’s Risk Management Policy or any Quarterly Risk Management Report.

(b)    The Reinsurer shall cause each retrocession agreement pursuant to which the Reinsurer retrocedes any Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status to a U.S. domiciled Affiliate Retrocessionaire to include provisions (i) that require such Affiliate Retrocessionaire to comply with the then-current Risk Management Policy with respect to the Reinsured Risks reinsured by such Affiliate Retrocessionaire; (ii) deliver to the Ceding Company (A) Quarterly Risk Management Reports with respect to such Affiliate Retrocessionaire’s derivatives portfolio and (B) written notices of non-compliance by the Affiliate Retrocessionaire with the then-current Risk Management Policy, in each case of (A) and (B), in accordance with the requirements in Section 2.11(a) and (iii) give the Ceding Company third-party beneficiary rights under the retrocession agreement to enforce any breach by such Affiliate Retrocessionaire of the provisions in clauses (i) and (ii) above.

Section 2.12.    [***]

Section 2.13.    Significant Transactions. The Reinsurer shall give written notice to the Ceding Company at least thirty (30) calendar days prior to entering into any [***] (a “Significant Transaction”), provided that the Reinsurer shall have no obligation to provide the identity of the counterparty or any other details regarding any Significant Transaction. In accordance with Article VIII, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Reinsured Risks with effect prior to the consummation of any Significant Transaction.

Section 2.14.    Restrictions on Redomestication. From and after the date hereof, Reinsurer shall not redomesticate to any jurisdiction, including Iowa, whereby due to Law the first priority and exclusive lien in favor of the Ceding Company pursuant to the Trust Agreement is, or would reasonably be expected to be, adversely affected.

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION

Section 3.1.    Initial Reinsurance Premium.

(a)    As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”), the Reinsurer shall be entitled to cash and/or Eligible Assets having an aggregate Fair Market Value as of the Effective Time equal to the sum of:

(i)	the Quota Share of the Milliman CTE61.1 Amount as of the Effective Time; plus

(ii)	the Quota Share of the Existing IMR Amount as of the Effective Time, divided by, the Applicable Tax Gross-up Percentage, plus

(iii)	the Transaction IMR Amount as of the Effective Time, divided by the Applicable Tax Gross-up Percentage, minus

(iv)	the Policy Loan Balance as of the Effective Time, minus

(v)	the amount of Uncollected/Deferred Premiums as of the Effective Time.

(b)    On the Closing Date, the Ceding Company shall transfer to the Trust Account, on behalf of the Reinsurer, the Transferred Assets in an amount equal to the Estimated Initial Premium pursuant to Section 2.03 of the Master Transaction Agreement and as set forth in the Estimated Closing Statement delivered thereunder. To the extent required pursuant to Section 5.2(b), the Reinsurer shall deposit additional Eligible Assets into the Trust Account on the Closing Date. Each of the Initial Premium, Transferred Assets and Initial Required Balance will be determined, adjusted, settled and paid in accordance with Article II of the Master Transaction Agreement.

(c)    The Ceding Company and the Reinsurer agree that the Existing IMR Amount and the Transaction IMR Amount shall be calculated by the Ceding Company and ceded to and held by the Reinsurer and the Ceding Company shall have no obligation to maintain any net IMR relating to any Existing IMR Amount, Transaction IMR Amount or any other IMR Amount.

Section 3.2.    Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of the following amounts received at or after the Effective Time by the Ceding Company (the “Additional Consideration”):

(a)    Premiums;

(b)    (i) mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts collected or collectible by the Ceding Company, and any other charges, fees, and similar amounts received or receivable by the Ceding Company from the Separate Accounts with respect to the Reinsured Contracts, (ii) all revenue sharing fees, service fees, distribution fees and other amounts received by the Ceding Company or any of its Affiliates from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts, including amounts received pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and (iii) all other amounts received by the Ceding Company with respect to the Reinsured Contracts (other than with respect to Excluded Liabilities) (collectively, the “Separate Account Charges”); and

(c)    all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Contracts.

Section 3.3.    Net Settlement.

(a)    During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Weekly Accounting Period (the “Weekly Net

Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Weekly Settlement Statement”) in the form as set forth as Exhibit 1 shall be delivered by the Ceding Company to the Reinsurer within four (4) Business Days following the end of such Weekly Accounting Period. If the amount of the Weekly Net Settlement for such Weekly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within six (6) Business Days following the end of such Weekly Accounting Period. If the amount of the Weekly Net Settlement for such Weekly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within six (6) Business Days following the end of such Weekly Accounting Period.

(b)    The Weekly Net Settlement with respect to each Weekly Accounting Period shall be an amount equal to the following:

(i)	the Quota Share of the Additional Consideration received by the Ceding Company during such Weekly Accounting Period; minus

(ii)

the Quota Share of the Reinsured Liabilities (other than with respect to surrender payments, death benefits, and other Reinsured Liabilities that will be settled on a monthly or quarterly basis in accordance with Exhibit 1) paid by the Ceding Company during such Weekly Accounting Period; plus

(iii)

the Quota Share of the Reinsured Liabilities (other than with respect to surrender payments, death benefits, and other Reinsured Liabilities that will be settled on a monthly or quarterly basis in accordance with Exhibit 1) paid by the Ceding Company with assets in the Designated Administrative Account during such Weekly Accounting Period.

(c)    During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the “Monthly Net Settlement” and together with the Weekly Net Settlement, a “Net Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) in the form as set forth as Exhibit 1 shall be delivered by the Ceding Company to the Reinsurer (i) in preliminary form, no later than five (5) Business Days following the end of such Monthly Accounting Period, and (ii) in final form, no later than ten (10) Business Days following the end of such Monthly Accounting Period, provided, that the Ceding Company shall strive to deliver the Monthly Settlement Statement in final form on the eighth (8th) Business Day following the end of such Monthly Accounting Period. If the amount of the Monthly Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within five (5) Business Days of its delivery of the final Monthly Settlement Statement for such period to the Reinsurer. If the amount of the Monthly Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within five (5) Business Days of its receipt of the final Monthly Settlement Statement for such period.

(d)    The Monthly Net Settlement with respect to each Monthly Accounting Period shall be an amount equal to the following:

(i)	the Quota Share of the Additional Consideration received by the Ceding Company during such Monthly Accounting Period; minus

(ii)	the Quota Share of the Reinsured Liabilities paid by the Ceding Company during such Monthly Accounting Period; plus

(iii)	the Quota Share of the Reinsured Liabilities paid by the Ceding Company with assets in the Designated Administrative Account during such Monthly Accounting Period; minus

(iv)	the Expense Allowances for such Monthly Accounting Period, minus

(v)	the aggregate Weekly Net Settlements paid during such Monthly Accounting Period.

Section 3.4.    Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.5.    Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.6.    Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.

Section 3.7.    Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding Allocated Premium Taxes which is reasonably necessary to calculate the Monthly Net Settlement.

Section 3.8.    Reports from the Reinsurer.

(a)    Each calendar month, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar month, (x) with respect to months other than the last month of a calendar year, based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (y) with respect to the last month of a calendar year, as calculated by the Reinsurer. In addition, if the RBC Ratio of the Reinsurer as of any calendar month-end is below the amount described in clause (a) or clause (b), as applicable, of the definition of “FMV Triggering Event” herein and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation.

(b)    Each calendar month, the Reinsurer shall cause each Affiliate Retrocessionaire to provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of such Affiliate Retrocessionaire (or equivalent capital adequacy ratio of such Affiliate Retrocessionaire as mutually agreed by the Parties) as of the last day of the immediately preceding calendar month, (x) with respect to months other than the last month of a calendar year, based on the Affiliate Retrocessionaire’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (y) with respect to the last month of a calendar year, as calculated by the Affiliate Retrocessionaire. In addition, if the RBC Ratio of any Affiliate Retrocessionaire as of any calendar month-end is below the amount described in clause (a) or clause (b), as applicable, of the definition of “FMV Triggering Event” herein and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation.

(c)    The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any FMV Triggering Event or Recapture Triggering Event within two (2) Business Days after it becomes aware of such occurrence. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a FMV Triggering Event or Recapture Triggering Event has occurred or is likely to occur.

(d)    At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of the Reinsurer’s annual and quarterly Statutory Financial Statement and a copy of its annual audited Statutory Financial Statements, along with the audit report thereon and (ii) for each Affiliate Retrocessionaire to which the Reinsurer retrocedes any portion of the Reinsured Risks, a copy of the annual and quarterly Statutory Financial Statements and a copy of the annual audited Statutory Financial Statements of such Affiliate Retrocessionaires, along with the audit report thereon (or comparable financial statements if the Affiliate Retrocessionaire is a non-U.S. insurer).

(e)    At the Ceding Company’s reasonable request, the Reinsurer shall meet with the Ceding Company and its Representatives upon reasonable notice and during business hours and for a reasonable period of time (but no more than once per calendar quarter in the absence of the continuation of a FMV Triggering Event), and, subject to applicable Law, will provide to the Ceding Company additional financial and operational materials, as well as access to the Reinsurer’s senior financial officers, provided such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, designed to provide to the Ceding Company a comprehensive perspective on (i) the Reinsurer’s or any Affiliate Retrocessionaire’s then-current financial condition and continuing creditworthiness, (ii) the Reinsurer’s Risk Management Policy and (iii) the Reinsurer’s valuation and other information requested by the Ceding Company with respect to the assets held in the Trust Account. Nothing herein shall (x) require the Reinsurer to disclose any information to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Reinsurer shall use its reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its

Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms) or (y) require the Reinsurer to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and other Taxes expressly covered by this Agreement).

(f)    For purposes of any report or other item required to be delivered during the continuation of a FMV Triggering Event, such report or other items shall also be required to be delivered during the continuation of a Recapture Triggering Event.

Section 3.9.    Reports from the Ceding Company. The Ceding Company shall deliver to the Reinsurer (a) the information set forth on Schedule N in accordance with the scope and timeframes set forth therein and (b) such other information that is reasonably requested by the Reinsurer, reasonably related to the Reinsured Risks and is not unduly burdensome to the Ceding Company; provided, that the Reinsurer shall reimburse the Ceding Company for the Ceding Company’s reasonable out-of-pocket costs and expenses related to the provision of such other information. In the event the Reinsurer’s request for such other information is unduly burdensome to the Ceding Company, the Parties agree to discuss alternative means by which the Reinsurer may be able to obtain such information.

ARTICLE IV.

ADMINISTRATION

Section 4.1.    Administration.

(a)    The Ceding Company shall remain responsible for the administration of the Reinsured Contracts. The Ceding Company may subcontract or assign such responsibility so long as the Ceding Company remains liable to the Reinsurer for the acts of any such subcontractor or assignee as if the Ceding Company was performing such administration itself. A subcontractor or assignee can either be an Affiliate of the Ceding Company or a third party; provided, however, that the Ceding Company shall not change or engage any subcontractor of any services material to the administration of the Reinsured Contracts without the Reinsurer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, however, that no such consent of the Reinsurer is required to subcontract any service to (A) an Affiliate of Ceding Company or (B) any subcontractor that provides the same or similar services to the Ceding Company with respect to variable annuity contracts of the Ceding Company that are not reinsured hereunder or reinsured to a third party under any other agreement. In the event that the Ceding Company engages a new subcontractor to perform a material service in respect of the Reinsured Contracts and such engagement does not require the Reinsurer’s consent hereunder, the Ceding Company shall provide notification to the Reinsurer as promptly as reasonably practicable following such engagement.

(b)    The Ceding Company shall have full authority to determine liability on any Reinsured Liabilities reinsured hereunder and may pay or settle such liabilities as it deems appropriate; provided, that the Ceding Company, and each of its subcontractors and assignees authorized pursuant to Section 4.1(a), acts in accordance with the terms and conditions of this Agreement.

Section 4.2.    Current Practices. The Ceding Company shall not change, alter or otherwise compromise, and shall not allow any subcontractor to change, alter or otherwise compromise, its claims paying or administrative practices with respect to the Reinsured Contracts without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that no such consent of the Reinsurer is required for any change or alteration in its claims paying or administrative practices if such change or alteration is also being made with respect to variable annuity contracts of the Ceding Company that are not reinsured hereunder or reinsured to a third party under any other agreement. At the reasonable request of the Reinsurer, the Ceding Company shall provide to the Reinsurer information relating to any changes, alterations or compromises that do not require the Reinsurer’s consent under this Section 4.2.

Section 4.3.    Performance Standards.

(a)    The Ceding Company shall administer, or shall cause to be administered, the Reinsured Contracts (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances; (ii) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent as that employed by the Ceding Company (a) with respect to the Reinsured Contracts during the one (1)-year period immediately preceding the Effective Time and (b) to administer its other similar businesses, and (iii) in all material respects in accordance with the terms and conditions of the Reinsured Contracts and applicable Laws, including the maintenance by the Ceding Company of all permits from Governmental Authorities necessary to perform the administration contemplated by this Article IV.

(b)    [***]. The Parties agree and acknowledge that payments with respect to any Reinsured Contracts that are made as part of any exception satisfying this Section 4.3(b) shall be deemed Reinsured Liabilities and not Ex Gratia Payments. For the avoidance of doubt, the limitations set forth in Section 4.3(c) below do not apply to the exceptions described in this Section 4.3(b).

(c)    [***].

Section 4.4.    Administrative Expense Allowance. For each Monthly Accounting Period, the Reinsurer shall pay to the Ceding Company an amount equal to the Expense Allowances for such Monthly Accounting Period in consideration for the administration of the Reinsured Contracts. Such amount shall be paid as part of the Monthly Net Settlements pursuant to Section 3.3(c).

Section 4.5.    Designated Administrative Account. In accordance with the provisions set forth in Section 5.7, the Ceding Company may request the Reinsurer to withdraw cash and cash equivalents maintained in the Trust Account on a monthly basis in an amount determined by the Ceding Company up to the Monthly Funding Limit, and transfer such cash and cash equivalents to the Designated Administrative Account. As soon as reasonably practicable following its receipt of such request, the Reinsurer shall withdraw such amounts from the Trust Account and transfer such amounts to the Ceding Company; provided, however, that if the Reinsurer fails to transfer such amounts within three (3) Business Days following its receipt of such request or, during the continuation of a FMV Triggering Event, the Ceding Company may directly withdraw such amounts from the Trust Account. The funds in the Designated Administrative Account may be used by the Ceding Company at any time to pay General Account Liabilities. Such amounts shall be withdrawn in accordance with the terms of the Trust Agreement. The Ceding Company and the Reinsurer agree to promptly notify the Trustee of each change to the Monthly Funding Limit. If, following the Closing Date, the Ceding Company elects to fund the Designated Administrative Account, following reasonable written notice thereof from the Ceding Company to the Reinsurer, the Reinsurer shall provide for sufficient cash and cash equivalents in the Trust Account on a monthly basis for such purpose.

Section 4.6.    Producers; Selling and Other Agreements. The Ceding Company shall not modify, terminate or amend, or waive (a) any of its rights or obligations under any agreement or portion thereof between it or any of its Affiliates, on the one hand, and any Producer who has solicited, sold, marketed, produced or serviced any of the Reinsured Contracts, on the other hand, to the extent such modification, termination, amendment or waiver would adversely impact the Reinsurer or increase the Reinsurer’s liability hereunder; (b) any of its rights or obligations under any agreement between it or any of its Affiliates, on the one hand, and any third party, on the other hand, to the extent related to the Separate Account Charges; or (c) any of the settlement options or policyholder investment options chosen by the Ceding Company, including any underlying investment funds for which the Ceding Company has the right to control the modification, termination or amendment for any policyholder investment options, offered pursuant to the Reinsured Contracts, except, in each case of (a) through (c), (i) to the extent not related to the Reinsured Contracts or (ii) with the Reinsurer’s prior written consent.

Section 4.7.    Books and Records and Access. Each of the Ceding Company and the Reinsurer shall maintain its respective Books and Records relating to the Reinsured Contracts. During the term of this Agreement, upon any reasonable request from the Reinsurer or its Representatives, the Ceding Company shall (i) provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Ceding Company’s Books and Records pertaining to the Reinsured Contracts, the Reinsured Liabilities, this Agreement or the Reinsurer’s rights hereunder, provided such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, (ii) permit the Reinsurer and its Representatives to inspect, photocopy and audit copies of such Books and Records at their own cost, including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Contracts and (iii) make available to the Reinsurer its personnel knowledgeable with respect thereto to facilitate such inspection and audit. In furtherance of the foregoing, at the Reinsurer’ reasonable request, the Ceding Company shall meet with the Reinsurer and its Representatives upon reasonable notice and during business hours and for a reasonable period of time (but no more than once per calendar quarter) to discuss the Ceding Company’s administration of the Reinsured Contracts. Nothing herein shall (x) require the Ceding Company to disclose any information to the Reinsurer or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party); it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Reinsurer on mutually agreeable terms) or (y) require the Ceding Company to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and other Taxes expressly covered by this Agreement).

Section 4.8.    Programs of Internal Replacement; Exchange Programs; Buy-Out Programs. Except for those programs in effect prior to the Closing Date and listed on Schedule L attached hereto, unless otherwise agreed by the Parties, the Ceding Company will not, and will cause its Affiliates not to, directly or indirectly, undertake, solicit, sponsor or support any exchange program in respect of the Reinsured Contracts or otherwise target in a directed, programmatic or systematic manner the Reinsured Contracts for replacement or take any actions with respect to the Reinsured Contracts designed or intended to cause Policyholders of the Reinsured Contracts to surrender, lapse or annuitize, including any “buy-out” or “enhanced surrender value” program. Notwithstanding anything in this Section 4.8 to the contrary, (a) the offering by the Ceding Company or any of its Affiliates to new clients and the Policyholders of the Reinsured Contracts of an insurance, annuity or investment product that offers then-market terms that are more favorable to the Policyholders of the Reinsured Contacts in the normal course of the Ceding Company’s or such Affiliate’s business shall not be a violation of this Section, provided that the Ceding Company does not increase the surrender benefits or other amounts payable under the Reinsured Contracts as an inducement for the exchange of the Reinsured Contracts for any such insurance, annuity or investment product and (b) correspondence to Policyholders of the Reinsured Contracts informing them of settlement options available under their Reinsured Contracts shall not be a violation of this Section to the extent such correspondence is (i) consistent in all material respects with correspondence to owners of variable annuity contracts that are not reinsured to the Reinsurer or any other third party or (ii) required by applicable Law.

Section 4.9.    [***]

ARTICLE V.

LICENSES; RESERVE CREDIT; SECURITY

Section 5.1.    Licenses; Reserve Credit.

(a)    At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its license status in the Ceding Company Domiciliary State and (b) take all other actions necessary so that the Ceding Company may receive Reserve Credit. Should the Reinsurer fail to maintain such status, the Reinsurer shall, at its own expense, take all steps necessary so as to permit the Ceding Company to obtain Reserve Credit no later than the third (3rd) Business Day prior to the end of the calendar quarter during which such event occurred. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing status in the Ceding Company Domiciliary State or other conditions that would be reasonably likely to result or have resulted in any loss of, or impairment to, Reserve Credit. In addition, in furtherance of the performance of the Reinsurer’s obligations under this Section 5.1(a), the Ceding Company and the Reinsurer agree to amend this Agreement, the Trust Agreement or any other Transaction Agreement or execute such additional documents as may be required to ensure continued Reserve Credit in the Ceding Company Domiciliary State.

(b)    Notwithstanding the provisions of Section 5.1(a), if, without the prior written consent of the Reinsurer, the Ceding Company has changed the Ceding Company Domiciliary State following the date hereof, the Reinsurer shall not be required to modify, amend or alter this Agreement or any other Transaction Agreement, or enter into any arrangements or otherwise take any steps that it would not otherwise be required to take had the Ceding Company not changed the Ceding Company Domiciliary State if such steps would adversely affect the economic benefits the Reinsurer expects to derive from this Agreement and the other Transaction Agreements, and the transactions contemplated hereunder and thereunder, in more than a de minimis manner.

(c)    In the event that any Insurance Regulator takes a position with respect to the provision of Reserve Credit that is unexpected by either Party, the Parties agree to reasonably cooperate with each other to attempt to minimize the impact of such position. In furtherance of the foregoing, the Ceding Company shall reasonably participate with the Reinsurer in discussions with such Insurance Regulator regarding such unexpected position and reasonably cooperate with the Reinsurer in any written submissions to such Insurance Regulator in connection therewith.

Section 5.2.    Security.

(a)    On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder and, if required, to provide Reserve Credit. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement.

(b)    Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 3.1(b). In addition, if the Estimated Initial Required Balance exceeds the Estimated Initial Premium, on the Closing Date, the Reinsurer will be required to deposit additional Eligible Assets into the Trust Account having a Statutory Book Value at least equal to such excess.

(c)    In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Sections 5.6, 5.7 and 5.8 hereof, the Reinsurer shall ensure that (i) at all times that a FMV Triggering Event is not continuing, the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value not less than the Required Balance and (ii) at all times during the continuation of a FMV Triggering Event, the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value and a Fair Market Value not less than the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement. Subject to the limitations set forth in the Trust Agreement, the Parties agree that the cash and cash equivalents included in any Derivative Collateral Account shall be included in the calculation of the Eligible Assets in the Trust Account.

(d)    During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.

Section 5.3.    Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash.

Section 5.4.    Eligible Assets. The assets that may be held in the Trust Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Ceding Company Domiciliary State; provided, that during the continuation of a Reserve Credit Triggering Event such assets shall consist only of cash

(United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and other assets that qualify as investments of the types specified in paragraphs (1), (2), (3), (8), or (10) of subsection (a) of Section 1404 of the New York Insurance Law or any successor thereto (assets meeting the requirements of this proviso and the requirement in clause (a) below, “Regulation 114 Assets”); provided, further, that at all times, (a) each such investment that is a security is issued by an institution that is not the parent, subsidiary or Affiliate of either the Reinsurer or the Ceding Company and (b) such investments comply with the Investment Guidelines set forth in Schedule B; (the assets meeting the requirements of this sentence being the “Eligible Assets”). Any Restricted Asset in the Trust Account shall also be subject to the limitations set forth in the Trust Agreement. No later than eight (8) Business Days following the end of each Monthly Accounting Period, the Reinsurer shall provide to the Ceding Company a monthly report listing each asset in the Trust Account and the Fair Market Value and Statutory Book Value of each such asset as of the end of the relevant Monthly Accounting Period and certify that each such asset is an Eligible Asset. In addition, during the continuation of a Reserve Credit Triggering Event, each monthly asset listing shall indicate for each asset in the Trust Account whether or not such asset is a Regulation 114 Asset. The Parties acknowledge that the statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements in respect of the assets in the Trust Account shall not exceed the aggregate Fair Market Value of the Regulation 114 Assets in the Trust Account.

Section 5.5.    Deposit of Assets. Subject to the Restricted Asset Exceptions to the extent permitted under the Trust Agreement, prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without the consent or signature from the Reinsurer or any other entity.

Section 5.6.    Modification Following Certain Events. The Parties acknowledge and agree that, upon the occurrence of, and solely for the duration of the continuation of, a FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, as described herein and in the Trust Agreement. Provisions of the Trust Agreement that will automatically become modified upon the occurrence of a FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, are specified in the Trust Agreement. Provisions of this Agreement that will automatically be modified during the continuation of a FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, are: (a) solely in the case of a Reserve Credit Triggering Event, the assets constituting Eligible Assets shall be modified as set forth in Section 5.4; (b) the valuation of Eligible Assets in the Trust Account shall be valued at both Statutory Book Value and Fair Market Value; (c) solely in the case of a Reserve Credit Triggering Event, Section 5.7(a) governing the use and application of assets in the Trust Account by the Ceding Company in the absence of a Reserve Credit Triggering Event shall not apply and Section 5.7(b) governing the use and application of assets in the Trust Account by the Ceding Company during the continuation of a Reserve Credit Triggering Event shall apply; (d) Section 5.8(f)(i) governing the adjustment of security and withdrawal of assets in the Trust Account in the absence of a FMV Triggering Event shall not apply and Section 5.8(f)(ii) governing the adjustment of security and withdrawal of assets in the Trust Account during the continuation of a FMV Triggering Event shall apply; and (e) solely in the case of a Reserve Credit Triggering Event, the definition of Required Balance shall be modified as set forth therein.

Section 5.7.    Withdrawal of Assets from the Trust Account.

(a)    In the Absence of a Reserve Credit Triggering Event. So long as no Reserve Credit Triggering Event has occurred and is continuing, the Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including any Reinsured Risks or other amounts due under this Agreement, (A) which amounts have not been paid by the Reinsurer within five (5) Business Days following its receipt of a specific written notice thereof or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company the Estimated Recapture Terminal Settlement as contemplated by Section 8.4(a) or the Estimated Termination Terminal Settlement as contemplated by Section 8.6(a). The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

(b)    During a Reserve Credit Triggering Event. During the continuation of a Reserve Credit Triggering Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or Reinsurer only for the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Contracts on account of cancellations of such Reinsured Contracts;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Reinsured Contracts;

(iii)

to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for Reinsured Contracts. Such account shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

(iv)	to pay any other amounts the Ceding Company claims are due under this Agreement.

The Ceding Company shall return to the Trust Account within five (5) Business Days of withdrawal, assets withdrawn in excess of all amounts due under Sections 5.7(b)(i), (ii) and (iii), or, in the case of

Section 5.7(b)(iv), assets that are subsequently determined not to be due. The Ceding Company shall pay to the Reinsurer interest on amounts held pursuant to Sections 5.7(b)(iii) at the average of the daily “prime rate” published in The Wall Street Journal for each of the days in the applicable period, but in any event not less than zero, for the period that such assets are held by the Ceding Company. Any excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in paragraphs (i), (ii) and (iv) of Section 5.7(b).

(c)    In addition to the provisions of Section 5.7(a) and (b), the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any Insolvency on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, to (i) fund the Designated Administrative Account as permitted in accordance with Section 4.5 and (ii) fund all costs and expenses of the Ceding Company to purchase derivatives in compliance with Section 2.12.

Section 5.8.    Adjustment of Security and Withdrawals.

(a)    The Reinsurer shall furnish a report (a “Month-End Required Balance Report”) to the Ceding Company following the end of each calendar month containing (i) the Reinsurer’s calculation of the Required Balance as of the end of such calendar month, in each case prepared in accordance with the Required Balance Model and Calculation Methodologies, the Ceding Company Statutory Reserves report received by the Reinsurer pursuant to this Section 5.8(a) and the other terms and conditions of this Agreement (in each case, the “Month-End Required Balance”), (ii) an updated Reinsurer Sensitivity Grid prepared in accordance with Schedule F-1 for use in calculating the Required Balances used for purposes of rebalancing the Trust Account on the applicable Monthly Funding Date [***] thereafter until such time as the Month-End Required Balance and the Reinsurer Sensitivity Grid are subsequently updated in accordance with this Section 5.8(a), and (iii) a calculation of the Required Balance as of the end of the Business Day immediately preceding the date upon which the Month-End Required Balance Report is furnished to the Ceding Company, calculated using such Month-End Required Balance, as adjusted by the updated Reinsurer Sensitivity Grid and, if applicable, the Ceding Company Sensitivity Grid (the “Adjusted Month-End Required Balance”). The Reinsurer shall deliver each Month-End Required Balance Report no later than 6:00 p.m. (New York time) on the tenth (10th) Business Day following the end of each calendar month; provided, however, that for each calendar month ending during a continuation of a FMV Triggering Event, the Reinsurer shall deliver the Month-End Required Balance Report no later than 6:00 p.m. (New York time) on the earlier of (x) the second (2nd) Business Day following the day on which the Reinsurer receives from the Ceding Company the Ceding Company’s calculation of the Ceding Company Statutory Reserves and the updated Ceding Company Sensitivity Grid for such calendar month and (y) the sixteenth (16th) Business Day following the end of each calendar month; provided, that in no event shall the Reinsurer be required to deliver the Month-End Required Balance Report prior to the tenth (10th) Business Day following the end of each calendar month. In order for the Reinsurer to prepare the Month-End Required Balance Reports for each calendar month during a continuation of a FMV Triggering Event, no later than fifteen (15) Business Days following the end of each calendar month, the Ceding Company shall provide to the Reinsurer (1) a calculation of the Ceding Company

Statutory Reserves as of the end of such calendar month and (2) an updated Ceding Company Sensitivity Grid prepared in accordance with Schedule F-2, provided, that the Ceding Company shall strive to deliver its calculation of the Ceding Company Statutory Reserves and the updated Ceding Company Sensitivity Grid by the ninth (9th) Business Day following the end of each calendar month. So long as no FMV Triggering Event is continuing, no later than thirty (30) calendar days following the end of each calendar quarter other than the last calendar quarter of a calendar year, and with respect to the last calendar quarter of a calendar year, no later than sixty (60) calendar days following the end of such calendar quarter, the Ceding Company shall provide to the Reinsurer, for informational purposes only, a calculation of the Ceding Company Statutory Reserves as of the end of such calendar quarter. For the avoidance of doubt, (A) all components of the Required Balance will be determined as of the end of each calendar month except that [***] will be determined on a quarterly basis in a manner consistent with Schedule E-1, (B) when calculating the Adjusted Month-End Required Balance [***], the Reinsurer Sensitivity Grid will be used only to update the CTEX Amount component of the Required Balance and (C) during the continuation of a FMV Triggering Event, the Ceding Company Sensitivity Grid will be used only to update the Ceding Company Statutory Reserves portions of the Reference Statutory Reserves components of the Required Balance.

(b)    In accordance with Section 5.8(f), the Adjusted Month-End Required Balance contained in any Month-End Required Balance Report shall be used for purposes of rebalancing the Trust Account on the applicable Monthly Funding Date.

(c)    [***]

(d)    [***]

(e)    Within fifteen (15) Business Days following the occurrence of a FMV Triggering Event, the Ceding Company shall provide to the Reinsurer an initial Ceding Company Sensitivity Grid to be used for purposes of rebalancing the Trust Account on each Monthly Funding Date [***] thereafter until the Month-End Required Balance and the Ceding Company Sensitivity Grid are subsequently updated in accordance with Section 5.8(a).

(f)    The amount of security required to be provided by the Reinsurer hereunder shall be adjusted (i) (A) on each Monthly Funding Date, based on the applicable Adjusted Month-End Required Balance and [***]; and (ii) based on the aggregate Statutory Book Value and/or aggregate Fair Market Value (as applicable) of Eligible Assets in the Trust Account as of the end of the applicable Valuation Date [***]. The Reinsurer shall also indicate in the [***] if it believes that any asset in the Trust Account is not an Eligible Asset. The amount of security held in the Trust Account shall be adjusted on each Security Funding Date as follows:

(i)	So long as no FMV Triggering Event is continuing:

(1)

If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of the applicable Valuation Date is less than the Adjusted Month-End Required Balance [***], as of such Security Funding Date, calculated based on the applicable Funding Report delivered pursuant to Section 5.8(a) or Section 5.8(c) [***], then the Reinsurer shall, no later than 3:00 p.m. (New York time) on the Security Funding Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than such Adjusted Month-End Required Balance [***]; provided, however, that, except in the case of a Monthly Funding Date, the Reinsurer shall have no obligation to deposit assets into the Trust Account on any Security Funding Date pursuant to this Section 5.8(f)(i)(1) if the amount otherwise required to be deposited on such date is less than [***] (as applicable, the “Trust Adjustment Threshold”); and provided, further, however, that if by 2:00 p.m. (New York time) on any Security Funding Date, the Reinsurer has not received amounts that are due on such date from any counterparties to the Reinsurer’s derivatives contracts covering the Reinsured Risks, the Reinsurer shall have until 6:00 p.m. (New York time) on such Security Funding Date to deposit the portion of the required deposit that the Reinsurer expected to be funded by such amounts.

(2)

If the aggregate Statutory Book Value of the Eligible Assets in the Trust Account as of the end of the applicable Valuation Date exceeds the Adjusted Month-End Required Balance [***], as of such Security Funding Date, calculated based on the applicable Funding Report delivered pursuant to Section 5.8(a) or 5.8(c) [***], then the Reinsurer shall have the right to withdraw such excess on the Security Funding Date in accordance with the terms of the Trust Agreement; provided, that except in the case of a Monthly Funding Date, the Reinsurer shall have no right to withdraw assets from the Trust Account on any Security Funding Date pursuant to this Section 5.8(f)(i)(2) if the amount otherwise permitted to be withdrawn is less than the applicable Trust Adjustment Threshold.

(3)

If the Reinsurer seeks to cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, which new Eligible Assets have (x) an aggregate Statutory Book Value at least equal to the aggregate Statutory Book Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution and (y) an aggregate Fair Market at least equal to 95% of the aggregate Fair Market Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution, then the Reinsurer shall have the right to cause (and shall only cause) the Trustee to effect such substitution in accordance with the procedures set forth in the Trust Agreement.

(ii)	During the continuation of a FMV Triggering Event:

(1)

If the aggregate Statutory Book Value or aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of the applicable Valuation Date is less than the Adjusted Month-End Required Balance [***], as of such Security Funding Date, calculated based on the applicable Funding Report delivered pursuant to Section 5.8(a) or 5.8(c) [***], then the Reinsurer shall, no later than 3:00 p.m. (New York time) on the Security Funding Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value and aggregate Fair Market Value of the Eligible Assets held in the Trust Account is not less than such Adjusted Month-End Required Balance [***]; provided, however, that if by 2:00 p.m. (New York time) on any Security Funding Date, the Reinsurer has not received amounts that are due on such date from any counterparties to the Reinsurer’s derivatives contracts covering the Reinsured Risks, the Reinsurer shall have until 6:00 p.m. (New York time) on such Security Funding Date to deposit the portion of the required deposit that the Reinsurer expected to be funded by such amounts. For the sake of clarity, due to the modifications to this Agreement during the continuation of a FMV Triggering Event pursuant to Section 5.6, including (x) the requirement to value the assets at both Statutory Book Value and Fair Market Value and any changes to the Investment Guidelines, on the Security Funding Date immediately following the date on which the Reinsurer becomes aware of the occurrence of a FMV Triggering Event, the Reinsurer shall be required to make additional deposits of Eligible Assets into the Trust Account if necessary to ensure that the aggregate Statutory Book Value and aggregate Fair Market Value of the Eligible Assets in the Trust Account is not less than the Required Balance as of such Security Funding Date and, in the event of a Reserve Credit Triggering Event, replace at Fair Market Value any asset in the Trust Account that no longer qualifies as an Eligible Asset.

(2)

If the aggregate Statutory Book Value and the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of the applicable Valuation Date exceed the Adjusted Month-End Required Balance [***], as of such Security Funding Date, calculated based on the applicable Funding Report delivered pursuant to Section 5.8(a) or 5.8(c) [***], then the Reinsurer shall have the right to withdraw excess assets on the Security Funding Date in accordance with the terms of the Trust Agreement upon the prior written consent of the Ceding Company, which consent shall not be unreasonably withheld, delayed or conditioned, it being understood that the Ceding Company’s consent shall be deemed to have been provided if the Ceding Company has not responded to such request for consent within two and one-half hours following the delivery of such request to the Beneficiary on a Business Day.

(3)

If the Reinsurer seeks to cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, which new Eligible Assets have an aggregate Fair Market Value at least equal to the aggregate Fair Market Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution, and the aggregate Statutory Book Value of the Eligible Assets in the Trust Account immediately following such substitution would not be less than the Required Balance, then the Reinsurer shall have the right to cause the Trustee to effect such substitution only with the prior written consent of the Ceding Company, which consent the Ceding Company shall deliver as promptly as reasonably practicable following the Ceding Company’s confirmation of the aggregate Statutory Book Values and aggregate Fair Market Values of the Eligible Assets, including the Eligible Assets to be substituted and being replaced.

(g)    Without limiting the Reinsurer’s obligations to fund the Trust Account in accordance with the timelines required in Section 5.8(f), in the event that the Parties disagree with the calculation of the Required Balance or of the Statutory Book Value or Fair Market Value of any Eligible Asset or whether any asset in the Trust Account is an Eligible Asset as set forth in any Funding Report [***], any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(h)    Any resolution as to disagreements arising under Section 5.8(g) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of the Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within two (2) Business Days after either Party delivers written notice of any such disagreement to the other Party, the Parties shall jointly request (A) an accounting firm of national reputation or any other Person, as mutually agreed by the Parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Reinsurer Statutory Reserves, the Ceding Company Statutory Reserves, [***], the CTEX Amount or whether the CTEX Amount and [***] were determined in accordance with the Required Balance Model and Calculation Methodologies, or (B) with respect to the calculation of the Reinsurer Statutory Reserves, the Ceding Company Statutory Reserves, [***] the CTEX Amount or whether the CTEX Amount and [***] were determined in accordance with the Required Balance Model and Calculation Methodologies, an actuarial firm of national reputation, as mutually agreed by the Parties hereto (the “Independent Actuary”) to determine the matters in dispute; provided, that, if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s determination of the Required Balance and/or of the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. The Independent Actuary’s determination of the Reinsurer Statutory Reserves, the Ceding Company Statutory Reserves, [***] the CTEX Amount or whether the CTEX Amount and [***] were determined in accordance with the Required Balance Model and Calculation Methodologies shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. After a final and binding resolution of any dispute described in this Section 5.8(h) is reached, the Parties agree to promptly make any necessary adjustments under Section 5.8(f) so that the Statutory Book Value and/or the Fair Market Value, as applicable, of the Eligible Assets held in the Trust Account is not less than the amount required pursuant to Section 5.8(f)(i) or 5.8(f)(ii), as applicable.

(i)    The Reinsurer shall keep full and complete records of all withdrawals by the Reinsurer from the Trust Account. Upon the reasonable written request of the Ceding Company, but not more than once per calendar quarter, the Reinsurer shall provide the Ceding Company a report of withdrawals from the Trust Account.

Section 5.9.    Continuation of a Triggering Event. Upon the occurrence of any FMV Triggering Event or Recapture Triggering Event, such FMV Triggering Event or Recapture Triggering Event, as applicable, shall be deemed to be continuing unless (a) such FMV Triggering Event or Recapture Triggering Event, as applicable, has been cured and (b) no other FMV Triggering Event or Recapture Triggering Event, as applicable, has occurred during a period of six (6) months commencing with the date of such cure. A Reserve Credit Triggering Event shall be deemed to be continuing unless no Reserve Credit Event exists or would exist but for the modifications of this Agreement in connection with a Reserve Credit Triggering Event as set forth in Section 5.6. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that a FMV Triggering Event or Reserve Credit Triggering Event is no longer continuing in accordance with the terms of this Section 5.9.

ARTICLE VI.

OVERSIGHTS; COOPERATION

Section 6.1.    Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2.    Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

Section 6.3.    Changes to RBC. In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer or any Affiliate Retrocessionaire, as applicable, to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the insurance regulatory authority in the Reinsurer’s or such Affiliate Retrocessionaire’s jurisdiction of domicile that are used to calculate RBC Ratios (or, in the event that an Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the equivalent capital adequacy ratios determined in accordance with the terms of this Agreement) from those in effect at the Effective Time, the Parties shall amend this Agreement to adjust the RBC Ratios (or such equivalent capital adequacy ratios) reflected in the definitions of FMV Triggering Event, Recapture Triggering Event or otherwise required under this Agreement so that such adjusted RBC Ratio (or such equivalent capital adequacy ratio) or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio (or such equivalent capital adequacy ratio) requirements in effect as of the Effective Time within thirty (30) days after the implementation of such change, and, if the Parties cannot agree on any such adjustments, the Reinsurer shall, and shall cause such Affiliate Retrocessionaire to, continue to calculate its RBC Ratio (or such equivalent capital adequacy ratio) as if such material change or elimination had not occurred; provided, however, that any such change (together with any previous changes or series of changes) that, in the aggregate, requires an adjustment of ten (10) percentage points or less to the applicable RBC Ratio (or an equivalent adjustment to such equivalent capital adequacy ratio) requirement in effect as of the Effective Time (or, to the extent previously adjusted hereunder, the RBC Ratio (or such equivalent capital adequacy ratios) requirement in effect as of the last adjustment date) shall not be deemed “material” for purposes of this Section 6.3.

ARTICLE VII.

INSOLVENCY

Section 7.1.    Insolvency of the Ceding Company.

(a)    In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.

(b)    It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable Insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE VIII.

DURATION; RECAPTURE

Section 8.1.    Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, (ii) in accordance with Section 8.3, if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 8.4 and the other terms of this Agreement, or (iii) in accordance with

Section 8.5, if the Reinsurer has elected to terminate the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 8.6 and the other terms of this Agreement.

Section 8.2.    Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I , VIII and IX, and the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13 and 11.15 shall remain in full force and effect after the termination of this Agreement.

Section 8.3.    Recapture.

(a)    For a period of one hundred and eighty (180) calendar days following receipt of notice of the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect such a recapture; provided, however, that during the continuation of a Recapture Triggering Event described in clause (a) or (b) of the definition of “Recapture Triggering Event,” if the RBC Ratio of the Reinsurer or an Affiliate Retrocessionaire, as applicable, has further decreased at least [***] percentage points below the applicable RBC Ratio set forth in clause (a) or (b) of the definition of “Recapture Triggering Event,” then for a period of one hundred and eighty (180) calendar days following receipt of notice of such decrease, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement notwithstanding the expiration of the initial one hundred and eighty (180) calendar day period.

(b)    Any recapture pursuant to Section 8.3(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Ceding Company delivers a Recapture Notice to the Reinsurer; provided, that if such Recapture Notice was delivered less than seven (7) calendar days prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last Business Day of the following calendar month (unless an early effective date and time is necessary in order to effectuate the recapture prior to any loss of Reserve Credit hereunder, in which case any recapture pursuant to Section 8.3(a) shall be effective as of such earlier date and time) or (ii) on such later date and time as set forth in the Ceding Company’s Recapture Notice (provided such later date is the last day of a calendar month and is not later than ninety (90) calendar days following the delivery by the Ceding Company of a notice of recapture to the Reinsurer) (the “Recapture Date”).

(c)    Following a recapture pursuant to Section 8.3(a), subject to the satisfaction of payment obligations described in Section 8.4, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than the obligations under the provisions that expressly survive termination as provided in Section 8.2 and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.

(d)    Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which the Ceding Company may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.

Section 8.4.    Recapture Payments

(a)    In connection with a recapture pursuant to Section 8.3(a), subject to the shorter time frames required by Section 8.4(e), no later than three (3) days prior to the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a settlement statement (the “Estimated Recapture Terminal Settlement Statement”) setting forth an estimated calculation of the Recapture Terminal Settlement (the “Estimated Recapture Terminal Settlement”), provided such estimate shall be based on the last Month-End Required Balance Report delivered by the Reinsurer to the Ceding Company pursuant to Section 5.8(a). If the amount of the Estimated Recapture Terminal Settlement is positive, then on the Recapture Date (i) the Ceding Company may instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets having a Fair Market Value equal to the Estimated Recapture Terminal Settlement (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the assets in the Trust Account are insufficient for payment of such amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the amount of the Estimated Recapture Terminal Settlement is negative, then on the Recapture Date, the Ceding Company shall pay the absolute value of such amount to the Reinsurer in cash.

(b)    No later than sixty (60) days after the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a statement (the “Recapture Terminal Settlement Statement”) setting forth a calculation of the terminal settlement with respect to the recapture calculated in accordance with Schedule H (the “Recapture Terminal Settlement”).

(c)    In the event that the Reinsurer disagrees with any portion of the calculation of the Recapture Terminal Settlement, the Reinsurer shall within five (5) Business Days after its receipt of such report deliver written notice to the Ceding Company setting forth, in reasonable detail, each disputed item, the amount in dispute and the basis of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, either Party may request (i) an Independent Accounting Firm to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Reinsurer Statutory Reserves, the Ceding Company Statutory Reserves, [***] the CTEX Amount or whether the CTEX Amount and [***] were determined in accordance with the Required Balance Model and Calculation Methodologies, or (ii) with respect to the calculation of the Reinsurer Statutory Reserves, the Ceding Company Statutory Reserves, [***] the CTEX Amount or whether the CTEX Amount and [***] were determined in accordance with the Required Balance Model and Calculation Methodologies, an Independent Actuary to determine the matters in dispute; provided, that, if no accounting firm or actuarial firm, as applicable, is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s and/or Independent Actuary’s determination, as applicable, shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination.

(d)    Within five (5) Business Days after a final and binding resolution of any dispute described in Section 8.4(c) is reached, the Parties agree to make any necessary adjustments. On the date on which the payments set forth in this Section 8.4(d) are made, (i) if the Recapture Terminal Settlement exceeds the Estimated Recapture Terminal Settlement, the Reinsurer shall pay to the Ceding Company an amount equal to such excess; and (ii) if the Estimated Recapture Terminal Settlement exceeds the Recapture Terminal Settlement, the Ceding Company shall pay to the Reinsurer an amount equal to such excess. Any payment required to be made by any Party pursuant to this Section 8.4(d) shall incur interest at the Interest Rate for the period from and including the Recapture Date to but not including the date of payment, and will be made by wire transfer of immediately available funds to an account or accounts designated by the recipient in writing prior to such payment.

(e)    Notwithstanding the timelines set forth in this Section 8.4, if the recapture is due to a Reserve Credit Event or the Reinsurer’s intention to enter into a Significant Transaction, the Parties shall reasonably expedite or amend the procedures set forth in this Section 8.4 in order to effectuate the recapture and complete the payment of the Recapture Terminal Settlement prior to any loss of Reserve Credit or the consummation of such Significant Transaction, as applicable; provided, that such change to the procedures set forth in Section 8.4 shall not affect the right of the Reinsurer to subsequently dispute any calculation related to such recapture consistent with Section 8.4(c).

Section 8.5.    Termination for Failure to Pay Amounts Due to Reinsurer.

(a)    For a period of one hundred and eighty (180) days following receipt of notice of the occurrence of a Termination Triggering Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement in full, by providing the Ceding Company with written notice of its intent to effect such a termination.

(b)    Any termination pursuant to Section 8.5(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Reinsurer delivers a termination notice to the Ceding Company; provided that if such termination notice was delivered less than ten (10) Business Days prior to the last Business Day of such calendar month, then as of 11:59 p.m. (New York time) on the last Business Day of the following calendar month or (ii) on such later date as set forth in the Reinsurer’s termination notice (provided such later date is the last day of a calendar month and is not later than ninety (90) calendar days following the delivery by the Reinsurer of a notice of termination to the Ceding Company) (the “Termination Date”).

(c)    Following a termination pursuant to Section 8.5(a), subject to the satisfaction of payment obligations described in Section 8.6, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than the obligations under the provisions that expressly survive termination as provided in Section 8.2 and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.

(d)    Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, Reinsurer may, in its sole discretion, require direct payment by the Ceding Company of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which the Reinsurer may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Reinsurer might have had other recourse.

Section 8.6.    Termination Payments.

(a)    In connection with a termination pursuant to Section 8.5(a), no later than three (3) days prior to the Termination Date, the Reinsurer shall prepare and provide to the Ceding Company a settlement statement (the “Estimated Termination Terminal Settlement Statement”) setting forth an estimated calculation of the Termination Terminal Settlement (the “Estimated Termination Terminal Settlement”), provided such estimate shall be based on the last Month-End Required Balance Report delivered by the Reinsurer to the Ceding Company pursuant to Section 5.8(a). If the amount of the Estimated Termination Terminal Settlement is positive, then on the Termination Date (i) the Ceding Company may instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets having a Fair Market Value equal to the Estimated Termination Terminal Settlement (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the assets in the Trust Account are insufficient for payment of such amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the amount of the Estimated Termination Terminal Settlement is negative, then on the Termination Date, the Ceding Company shall pay the absolute value of such amount to the Reinsurer in cash.

(b)    No later than sixty (60) days after the Termination Date, the Reinsurer shall prepare and deliver to the Ceding Company a statement (the “Termination Terminal Settlement Statement”) setting forth a calculation of the terminal settlement with respect to the termination calculated in accordance with Schedule I (the “Termination Terminal Settlement”).

(c)    In the event that the Ceding Company disagrees with any portion of the calculation of the Termination Terminal Settlement, the Ceding Company shall within five (5) Business Days after its receipt of such report deliver written notice to the Reinsurer setting forth, in reasonable detail, each disputed item, the amount in dispute and the basis of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, either Party may request (i) an Independent Accounting Firm to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Reinsurer Statutory Reserves or the Ceding Company Statutory Reserves, or (ii) with respect to the calculation of the Reinsurer Statutory Reserves or the Ceding Company Statutory Reserves, an Independent Actuary to determine the matters in dispute; provided, that, if no accounting or actuarial firm, as applicable, is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s and/or Independent Actuary’s determination, as applicable, shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination.

(d)    Within five (5) Business Days after a final and binding resolution of any dispute described in Section 8.6(c) is reached, the Parties agree to make any necessary adjustments.

On the date on which the payments set forth in this Section 8.6(d) are made, (i) if the Termination Terminal Settlement exceeds the Estimated Termination Terminal Settlement, the Reinsurer shall pay to the Ceding Company an amount equal to such excess; and (ii) if the Estimated Termination Terminal Settlement exceeds the Termination Terminal Settlement, the Ceding Company shall pay to the Reinsurer an amount equal to such excess. Any payment required to be made by any Party pursuant to this Section 8.6(d) shall incur interest at the Interest Rate for the period from and including the Termination Date to but not including the date of payment, and will be made by wire transfer of immediately available funds to an account or accounts designated by the recipient in writing prior to such payment.

Section 8.7.    Termination of Trust Account. Following (i) the recapture of Reinsured Risks hereunder pursuant to Section 8.3 and the payment in full of the Recapture Terminal Settlements thereof (including the resolution of all disputed items in accordance with Section 8.4(c)) or (ii) a termination of Reinsured Risks hereunder pursuant to Section 8.5 and the payment in full of the Termination Terminal Settlements thereof (including the resolution of all disputed items in accordance with Section 8.6(c)), the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article V shall be released to the Reinsurer. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

ARTICLE IX.

INDEMNIFICATION

Section 9.1.    Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement; (ii) the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations with respect to Non-Guaranteed Elements pursuant to Section 2.8, (iii) [***], (iv) the Ceding Company’s enforcement of the Guarantee; (v) Section 9(c)(ii) of the Trust Agreement; and (vi) any successful enforcement of this indemnity.

Section 9.2.    Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement; (ii) any Excluded Liability; and (iii) any successful enforcement of this indemnity.

Section 9.3.    Applicability of Master Transaction Agreement. The procedures set forth in Section 13.05 (Procedures for Third Party Claims), Section 13.06 (Direct Claims) and Section 13.07 (Sole Remedy) of the Master Transaction Agreement shall apply to Losses under this Article IX.

Section 9.4.    Good Faith. The Ceding Company and the Reinsurer each hereby covenants and agrees that from and after the Closing Date it shall act in good faith and deal fairly with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements; provided, that each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the formation of this Agreement or any other Transaction Agreement.

ARTICLE X.

TAXES

Section 10.1.    Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.

Section 10.2.    DAC Tax Adjustment.

(a)    To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:

(i)

The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.

(ii)

The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(iii)

The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.

(iv)	The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

(b)    As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.

(c)    Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.    Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.

Section 11.2.    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service, except with respect to [***]) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).

(a)     if to the Ceding Company:

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Attention:    Jose Gonzalez

Tel:               212-554-1234

E-mail:        jose.gonzalez@equitable.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:     John M. Schwolsky

                     Elizabeth B. Bannigan

Tel:	(212) 728-8232
(212) 728-8135
E-mail:	jschwolsky@willkie.com
ebannigan@willkie.com

(b)     if to the Reinsurer:

Corporate Solutions Life Reinsurance Company

1475 Dunwoody Drive

West Chester, PA 19380

Attention: Greg Smith

Timothy Brown
Email:	Gregory.Smith@venerable.com
Timothy.Brown@venerable.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL, 60603

Attention: Perry J. Shwachman, Jonathan Kelly

Email address: pshwachman@sidley.com

                          jjkelly@sidley.com

Section 11.3.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.

Section 11.4.    Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.5.    Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 11.6.    No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7.    Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.

Section 11.8.    Submission to Jurisdiction.

(a)    Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b)    Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)    Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.

(d)    Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.9.    Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

Section 11.10.    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.11.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity.

Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.12.    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.13.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (l) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 11.14.    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15.    Treatment of Confidential Information.

(a)    The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strict confidence and to take all commercially reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates, by any of its Representatives or subcontractors to third parties of any kind, other than the Representatives performing services for such Party who need access to such Confidential Information in the course and scope of providing such services or any equity investors of VA Capital Company LLC, except as is authorized by the other Party in advance and in compliance with all applicable Law. If any Confidential Information needs to be disclosed as required by applicable Law or court order, the disclosing Party shall (if permitted by applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(b)    In the ordinary course of business, Ceding Company will not transfer, disclose, share, furnish, or provide Non-Public Personal Information to Reinsurer under this Agreement. In those limited circumstances where it is strictly necessary for Ceding Company to transfer Non-Public Personal Information to Reinsurer for purposes of this Agreement, Reinsurer will (i) comply in all material respects with applicable Laws with respect to the processing of such Non-Public Personal Information; (ii) retain, use, process, and disclose all Non-Public Personal Information created by Reinsurer on behalf of Ceding Company only to monitor and ensure the Ceding Company’s compliance with the terms of this Agreement, perform the services or its obligations under this Agreement, or as otherwise instructed by Ceding Company or permitted by this Agreement; (iii) refrain from selling such Non-Public Personal Information or using such Non-Public Personal Information for reasons unrelated to Reinsurer’s business relationship with Ceding Company; (iv) take commercially reasonable steps to ensure that all Non-Public Personal Information created by the Reinsurer on behalf of the Ceding Company is not subject to unauthorized alteration or deletion, unlawful destruction or accidental loss while such Non-Public Personal Information is under the direct control and possession of Reinsurer; (v) subject to applicable Law and the terms of the Reinsurer’s record retention policies, take commercially reasonable steps to comply with the provisions of this Agreement and the reasonable instructions of the Ceding Company to return or destroy the Non-Public Personal Information; and (vi) take commercially reasonable steps to limit access to and possession of Non-Public Personal Information in a manner consistent with the nature and sensitivity of such information.

(c)    If either Party receives a third party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose Confidential Information provided by the other Party, the receiving Party shall, if legally permitted, provide the disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the disclosing Party has given its prior permission to release or disclose the proprietary information, the receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the receiving Party may disclose only that portion of the proprietary information that it is legally obligated to disclose and shall use reasonable best efforts to treat such proprietary information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 11.15(c) shall not be construed as requiring the receiving Party to act in any way that would not comply with the subpoena, summons, or court or Governmental Order.

(d)    The Reinsurer shall establish and maintain (i) administrative, technical, and physical safeguards designed to protect against the destruction, loss, or alteration of Confidential and Non-Public Personal Information, and (ii) appropriate security measures designed to protect Confidential and Non-Public Personal Information in compliance with the requirements of all applicable Laws relating to personal information security.

(e)    As needed to comply with applicable Laws concerning the processing of Non-Public Personal Information, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable agreements to the extent required by Law to comply with any such applicable Laws applicable to the Parties.

(f)    The Parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Agreement may cause irreparable harm without adequate remedy at law. Upon any such breach, the disclosing Party will be entitled to injunctive relief to prevent the receiving Party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies. Nothing in this Section 11.15(f) will limit any other remedy available to either Party.

Section 11.16.    Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

[The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Robin Raju
	Name:	Robin Raju
	Title:	Senior Executive Director and CFO

CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

By:	/s/ Patrick D. Lusk
	Name:	Patrick D. Lusk
	Title:	President and Chief Executive Officer

Signature Page to Coinsurance and Modified Coinsurance Agreement